Description of 2006 Non-Employee Director Compensation

Annual Retainers and Meeting Fees. Each of our non-employee directors, upon election to our board of directors at our 2006 annual meeting of shareholders, will receive a $25,000 annual retainer for service on our board of directors in 2006, with 50% of the annual retainer fee payable on or about the date of the annual meeting and 50% payable on or about August 15, 2006. In addition, each non-employee director also will receive a fee of $1,250 for each board of directors meeting attended in person or by conference call, and $1,250 for each board committee meeting attended by the non-employee director. Each member of our audit committee will receive an annual retainer of $4,000 for serving as a member of our audit committee and the chair of the audit committee will receive an additional $8,000 annual retainer. The chairs of our compensation committee and governance and nominating committee each will receive an annual retainer of $4,000 for serving in these roles. The committee retainer fees are payable on or about August 15, 2006. Each non-employee director may elect to receive, in lieu of the cash retainer fees, shares of restricted stock issued under our Amended and Restated 1996 Incentive Plan.

Option Grants. Following our 2006 annual meeting of shareholders, each non-employee director elected to our board of directors on that date will receive an option pursuant to our Amended and Restated 1996 Incentive Plan to purchase 3,000 shares of common stock at the fair market value per share of our common stock at the time the option is granted.